Exhibit 99.1

For Immediate Release

SL Industries Announces 2011 Full Year and Fourth Quarter Results

MT. LAUREL, NEW JERSEY, March 30, 2012 . . . SL INDUSTRIES, INC. (NYSE AMEX: SLI)

Announced today that its net sales from continuing operations for the year ended December 31, 2011, were $212.3 million, up 12% compared with net sales from continuing operations for the year ended December 31, 2010 of $189.8 million.

For the year ended December 31, 2011, net income from continuing operations was $12.8 million, or $2.80 per diluted share, a 31% increase over net income from continuing operations of $9.8 million, or $1.68 per diluted share, for the year ended December 31, 2010.

Net income for the year ended December 31, 2011 was $8.2 million, or $1.79 per diluted share, compared to net income of $2.6 million, or $0.44 per diluted share, for the year ended December 31, 2010.  Net income for the year ended December 31, 2011 included a net loss from discontinued operations, after tax, of $4.6 million, or $1.01 per diluted share, compared to a net loss of $7.2 million, or $1.24 per diluted share, for the year ended December 31, 2010. The majority of the loss in discontinued operations for the year ended December 31, 2011 related to an after-tax charge for environmental remediation recorded in the fourth quarter of 2011 totaling $5.2 million related to the Company’s Pennsauken site. The loss in discontinued operations was partially offset by a $0.8 million non-cash gain from a favorable tax settlement associated with the Company’s former German subsidiary, which was sold in January 2003. The net loss from discontinued operations also benefited from a change in the estimated effective state tax rates. The majority of the loss in discontinued operations for the year ended December 31, 2010 related to after-tax charges for environmental remediation recorded in the second and fourth quarters of 2010 totaling $5.9 million related to the Company’s Pennsauken and Camden sites.

The Company’s net sales from continuing operations and income from continuing operations for the full year ended December 31, 2011 were record highs for the Company.

For the quarter ended December 31, 2011, net sales from continuing operations were $51.4 million, up 1% compared to net sales for the fourth quarter 2010 of $50.7 million.

Net income from continuing operations for the quarter ended December 31, 2011 was $3.1 million, or $0.67 per diluted share, a 25% decrease over net income from continuing operations of $4.1 million, or $0.83 per diluted share, for the fourth quarter 2010.

Net loss for the quarter ended December 31, 2011 was $1.7 million, or $0.37 per diluted share, compared to a net loss of $1.6 million, or $0.33 per diluted share, for the fourth quarter 2010.  Net loss for the quarter ended December 31, 2011 included a net loss from discontinued operations of $4.8 million, or $1.04 per diluted share, compared to a net loss of $5.8 million, or $1.17 per diluted share, for the fourth quarter 2010.  In 2011, the majority of the loss in discontinued operations was related to a $5.2 million, after-tax charge for environmental remediation related to the Company’s Pennsauken site.  The net loss from discontinued operations in 2011 was partially offset by a change in the estimated effective state tax rates. The change increased the benefit on losses incurred in discontinued operations. In 2010, the majority of the loss in discontinued operations was related to a $5.1 million after-tax charge for environmental remediation related to the Company’s Pennsauken site.

Division Results

SLPE (SL Power Electronics Corp.)
SLPE designs, manufactures, markets high-reliability power conversion, motion control, and electronic protection equipment designed for medical, aerospace, computer, datacom, industrial, telecom, transportation and utility applications.

For the year ended December 31, 2011, SLPE’s income from operations was $7.8 million, up 22% from 2010.  Sales for the year ended December 31, 2011 were $91.1 million, up 14% over the year ended December 31, 2010.

For the quarter ended December 31, 2011, SLPE’s income from operations was $1.5 million, down 19% from the fourth quarter of 2010.  Sales for the quarter were $22.4 million, up 6% over the fourth quarter 2010. While net sales increased 6%, income from operations were negatively impacted by product mix, unfavorable foreign currency exchange rates, higher selling, general and administrative costs on higher sales volume and a restructuring charge of $0.3 million recorded during the quarter ended December 31, 2011.

High Power Group [HPG] (Teal Electronics Corp. and MTE Corp.)
TEAL Electronics designs and manufactures custom power subsystems for equipment used in medical, semiconductor, communications, solar, and industrial markets.  MTE is an international supplier of power quality products designed to improve the reliability of power electronic systems and adjustable frequency drives.

For the year ended December 31, 2011, HPG’s income from operations was $6.9 million, up 28% from the full year 2010.  Sales for the year ended December 31, 2011 were $63 million, up 12% over the year ended December 31, 2010.

For the quarter ended December 31, 2011, HPG’s income from operations was $1.3 million, down 23% from the fourth quarter of 2010.  Sales for the quarter were $14.1 million, down 9% over the fourth quarter 2010. Income from operations was negatively affected by lower sales volumes primarily in the medical and semiconductor capital equipment industries, unfavorable commodity prices, and increased development costs for new products.

SL-MTI (SL Montevideo Technology, Inc.)
SL-MTI designs and manufactures precision, high performance electric motors, drives, controllers and precision winding components for the aerospace, medical, military, and industrial markets.

For the year ended December 31, 2011, SL-MTI’s income from operations was $6.2 million, up 30% from the full year 2010.  Sales for the year ended December 31, 2011 were $35.4 million, up 13% over the year ended December 31, 2010.

For the quarter ended December 31, 2011, SL-MTI’s income from operations was $1.6 million, up 3% from the fourth quarter of 2010.  Sales for the quarter were $8.5 million, up 2% over the fourth quarter 2010. During the current quarter, SL-MTI benefited from improved gross margins, partially offset by higher operating expenses (engineering and product development costs, selling, general and administrative costs) as a percentage of net sales.

RFL (RFL Electronics, Inc.)
RFL provides a wide range of communications and relaying products, application support and customized systems to the Electric Utilities, Oil and Gas markets, Railroad and Transportation industries, Government agencies and engineering consulting firms.

For the year ended December 31, 2011, RFL’s income from operations was $3.2 million, up 7% from the year ended December 31, 2010.  Sales for the year ended December 31, 2011 were $22.8 million, up 2% over the year ended December 31, 2010.

For the quarter ended December 31, 2011, RFL’s income from operations was $1.2 million, up 73% from the fourth quarter of 2010.  Sales for the quarter were $6.4 million, up 11% over the fourth quarter 2010. Income from operations during the current quarter benefited from improved sales coupled with decreased selling, general and administrative costs primarily attributable to lower long-term incentive costs.

Corporate
Corporate expenses for the year ended December 31, 2011, exclusive of discontinued operations, decreased 11% to $5.6 million.  The majority of the year-over-year decrease was lower legal costs and the absence of severance costs paid in 2010 related to two former executives.

Corporate expenses, exclusive of discontinued operations, were approximately $1.3 million for the quarters ended December 31, 2011 and December 31, 2010, respectively.

Discontinued Operations
Discontinued operations consist primarily of costs related to environmental matters at five sites in the state of New Jersey that were locations of operations discontinued by the Company.

For the year ended December 31, 2011, net loss from discontinued operations, net of tax, was $4.6 million. Net loss from discontinued operations in 2011 was primarily due to an after-tax charge for environmental remediation recorded in the fourth quarter of 2011 totaling $5.2 million related to the Company’s Pennsauken site (see on-going negotiations below). The loss was partially offset by a $0.8 million non-cash gain from a favorable tax settlement and a change in the estimated effective state tax rates mentioned previously.

For the quarter ended December 31, 2011, net loss from discontinued operations, net of tax, was $4.8 million. Net loss from discontinued operations in 2011 was primarily due to a $5.2 million after-tax charge mentioned above.  The net loss from discontinued operations in 2011 was partially offset by a change in the estimated effective state tax rates.

The Company is involved in on-going negotiations with the US Department of Justice and the US Environmental Protection Agency regarding remediation and past costs for operable units 1 and 2 located on or near its Pennsauken site which was named as part of the Puchack Well Field Superfund Site in 1998. Historically, a Company wholly-owned subsidiary operated a chrome plating facility at the site referred to as operable unit 2. The ultimate outcome of this matter and other environmental issues is inherently uncertain.

Cash and Liquidity
At December 31, 2011, the Company had cash and cash equivalents of $5.6 million up from $1.4 million at year end 2010.  During 2011 the Company recorded net cash provided by operating activities of $15.7 million, compared to $7.8 million in net cash provided by operating activities in 2010. There was no outstanding debt under the Company’s credit facility at December 31, 2011, and the Company was in compliance with all debt covenants. The Company’s credit facility had $39.5 million of availability at December 31, 2011 and was amended on July 20, 2011 to extend its expiration to July 1, 2012.

About SL Industries, Inc.

SL Industries, Inc., designs, manufactures and markets power electronics, motion control, power protection, power quality electromagnetic and specialized communication equipment that is used in a variety of medical, commercial and military aerospace, solar, computer, datacom, industrial, telecom, transportation, utility, rail and highway equipment applications.  For more information about SL Industries, Inc. and its products, please visit the Company’s web site at www.slindustries.com.

Forward-Looking Statements
This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are based on current expectations, estimates and projections about the Company's business based, in part, on assumptions made by management.  These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict.  Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including those described above and the following:  the effectiveness of the cost reduction initiatives undertaken by the Company, changes in demand for the Company's products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, constraints on supplies of critical components, excess or shortage of production capacity, difficulties encountered in the integration of acquired businesses and other risks discussed from time to time in the Company's Securities and Exchange Commission filings and reports.  In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions.  Such forward-looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

Contact
SL Industries, Inc.
Louis J. Belardi
Chief Financial Officer
E-mail:  louis.belardi@slindustries.com
Phone:  856.727.1500  x5525

SL INDUSTRIES, INC.
SUMMARY CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 31, 2011	December 31, 2010
ASSETS		(As revised)
Current assets:
Cash and cash equivalents	$5,632	$1,374
Receivables, net	31,141	30,753
Inventories, net	22,599	22,225
Other current assets	6,740	6,737
Total current assets	66,112	61,089

Property, plant and equipment, net	9,416	8,921
Intangible assets, net	25,967	26,768
Other assets	9,731	8,121
Total assets	$111,226	$104,899

LIABILITIES & SHAREHOLDERS' EQUITY
Debt, current portion	$0	$9,800
Current liabilities	31,708	30,260
Other liabilities	22,661	17,590
Shareholders' equity	56,857	47,249
Total liabilities and shareholders' equity	$111,226	$104,899

The Consolidated Balance Sheet for fiscal year 2010 was revised due to the reclassification of the Company’s long-term incentive plan accrual from payroll and related costs to other long-term liabilities.

SL INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF (LOSS) INCOME
(In thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
	(Unaudited)
Net sales	$51,379	$50,704	$212,331	$189,768

Cost and expenses:
Cost of products sold	34,700	34,169	143,420	128,011
Engineering and product development	2,887	3,097	12,820	12,664
Selling, general and administrative	8,518	8,122	34,426	32,819
Depreciation and amortization	670	745	2,870	3,026
Restructuring costs	261	0	261	0
Total cost and expenses	47,036	46,133	193,797	176,520

Income from operations	4,343	4,571	18,534	13,248
Other income (expense):
Amortization of deferred financing costs	(33)	(70)	(218)	(252)
Fire related gain (loss), net	0	0	277	(109)
Interest income	2	0	3	2
Interest expense	(8)	(37)	(179)	(86)

Income from continuing operations before income taxes	4,304	4,464	18,417	12,803

Income tax provision	1,224	346	5,582	3,021
Income from continuing operations	3,080	4,118	12,835	9,782
(Loss) from discontinued operations, net of tax	(4,779)	(5,760)	(4,637)	(7,225)
Net (loss) income	$(1,699)	$(1,642)	$8,198	$2,556

Basic net income (loss) per common share
Income from continuing operations	$0.67	$0.84	$2.83	$1.69
(Loss) from discontinued operations, net of tax	(1.04)	(1.18)	(1.02)	(1.25)
Net (loss) income	$(0.37)	$(0.34)	$1.81	$0.44

Diluted net income (loss) per common share
Income from continuing operations	$0.67	$0.83	$2.80	$1.68
(Loss) from discontinued operations, net of tax	(1.04)	(1.17)	(1.01)	(1.24)
Net (loss) income	$(0.37)	$(0.33)	$1.79	$0.44

Shares used in computing basic net income (loss)
per common share	4,568	4,878	4,535	5,775
Shares used in computing diluted net income (loss)
per common share	4,586	4,939	4,573	5,811

SL INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS) INCOME
(In thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
Net (loss) income	$(1,699)	$(1,642)	$8,198	$2,556
Other comprehensive (loss) income, net of tax:
Foreign currency translation	(210)	31	(262)	54
Comprehensive (loss) income	$(1,909)	$(1,611)	$7,936	$2,610